Exhibit 99.1

GUESS, INC.	NEWS RELEASE

For Immediate Release

Contact:	Carlos Alberini
President & Chief Operating Officer
(213) 765-3582

Frederick G. Silny
SVP & Chief Financial Officer
(213) 765-3289

Wendi Kopsick/Molly Morse
Kekst and Company
(212) 521-4800

GUESS?, INC. ANNOUNCES RESIGNATION OF ARMAND MARCIANO

LOS ANGELES, CA, May 2, 2003 — Guess?, Inc. (NYSE: GES) today announced that Armand Marciano, the Company’s Senior Executive Vice President and Assistant Secretary, has resigned from the Company.  As announced on November 27, 2002, Mr. Marciano has been on a leave of absence from the Company.

Maurice Marciano, Chairman and Co-Chief Executive Officer, commented, “Armand has been a member of the Guess? team since the Company’s inception in 1981, and all of us thank him deeply for his many, many contributions over the years.  For my brother Paul and me, it has been a privilege to work with Armand to build the Guess? brand, and we look forward to carrying on our shared vision in the years ahead.”

In November 2002, the Company announced that it had received a request from the Armand Marciano Trust, pursuant to a Registration Rights Agreement, dated August 1, 1996, that the Company file a shelf registration statement with the SEC to register for sale all of the trust’s shares of the common stock of the Company.  The 5,045,492 shares held by the Armand Marciano Trust represent substantially all of the shares controlled by Armand Marciano.  The Company expects to file the registration statement with the SEC shortly.

Guess?, Inc. designs, markets, distributes and licenses one of the world’s leading lifestyle collections of contemporary apparel, accessories and related consumer products.

Except for historical information contained herein, certain matters discussed in this press release including but not limited to the Company’s expected results of operations and plans to reduce costs and estimated charges, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital.  In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2002 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company’s other public documents.

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